Item 77M

The Munder Energy Fund, a series of Munder Series Trust, was reorganized with and into the Munder Growth Opportunities Fund, a separate series of Munder Series Trust. The Agreement and Plan of Reorganization was approved by the Board of Trustees of Munder Series Trust on August 17, 2010 and was approved by the shareholders of the Munder Energy Fund on March 23, 2011. The transaction was completed on April 8, 2011.

The Munder Healthcare Fund, a series of Munder Series Trust II, was reorganized with and into the Munder Growth Opportunities Fund, a series of Munder Series Trust. The Agreement and Plan of Reorganization was approved by the Board of Trustees of Munder Series Trust II on August 17, 2010 and was approved by the shareholders of the Munder Healthcare Fund on May 5, 2011. The transaction was completed on April 8, 2011.

The Veracity Small Cap Value Fund, a series of Veracity Trust, was reorganized with and into the Munder Small-Cap Value Fund, a series of Munder Series Trust. The Agreement and Plan of Reorganization was approved by the Board of Trustees of the Veracity Trust on December 28, 2010 and was approved by the shareholders of the Veracity Small Cap Value Fund on April 21, 2011. The transaction was completed on May 13, 2011.